UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2013

MEI Pharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50484	51-0407811
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11975 El Camino Real, Suite 101, San Diego, California 92130

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 792-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 27, 2013, Professor Bryan R.G. Williams, Ph.D., notified MEI Pharma, Inc. (the “Company”) of his decision not to seek re-election to the Board of Directors (the “Board”) of the Company upon the expiration of his term at the Company’s next annual meeting of stockholders. Professor Williams has been a member of the Board and the Audit Committee of the Board since March 2006, has served as Chairman since November 2006, and has been a member of the Compensation Committee of the Board since 2009. Professor Williams’s retirement is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In light of Professor Williams decision not to seek re-election to the Board, on January 29, 2013, the Board appointed Dr. Christine A. White, who has been a member of the Board since August 2010, to serve as the Board’s Lead Director, effective as of the end of Professor Williams’s current term and until the Board has made a decision regarding a permanent replacement for Professor Williams as Chairman. The Board has commenced a process to select a new director to fill the vacancy created by Professor Williams’s retirement, including through consideration of candidates proposed in accordance with the terms of the Governance Agreements, dated as of December 18, 2012, between the Company and each of Vivo Ventures Fund VII, L.P. and New Leaf Ventures II, L.P.

A press release announcing Professor Williams’s retirement and the appointment of Dr. White as Lead Director, dated January 30, 2013, is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release, dated January 30, 2013.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEI PHARMA, INC.

By:	/s/ Daniel P. Gold
Daniel P. Gold
Chief Executive Officer

Dated: January 30, 2013

Exhibit Index

Exhibit No.	Description

99.1	Press release, dated January 30, 2013.